EXHIBIT (a)(37)


                        UNITED STATES DISTRICT COURT
                  FOR THE EASTERN DISTRICT OF PENNSYLVANIA



------------------------------------------x
ALLIEDSIGNAL INC.,                        :
                                          :
                            Plaintiff,    :
                                          :
               - against -                : C.A. No.  98-CV-4058
                                          :
AMP INCORPORATED,                         :
                                          :
                            Defendant.    :
                                          :
------------------------------------------x



               MEMORANDUM IN SUPPORT OF ALLIEDSIGNAL'S MOTION
                 FOR SUMMARY JUDGMENT AND FOR AN IMMEDIATE
              DECLARATORY JUDGMENT AND PRELIMINARY INJUNCTION



Alexander R. Sussman                        Mary A. McLaughlin
Barry G. Sher                               George G. Gordon
Rana Dershowitz                             DECHERT, PRICE & RHOADS
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON    4000 Bell Atlantic Tower
(A Partnership Including Professional       1717 Arch Street
Corporations)                               Philadelphia, PA  19103
One New York Plaza                          (215) 994-4000
New York, NY  10004
(212) 859-8000

                      ATTORNEYS FOR ALLIEDSIGNAL INC.

Dated:  September 14, 1998

                              TABLE OF CONTENTS
                                                                            Page

TABLE OF AUTHORITIES........................................................ii

PRELIMINARY STATEMENT........................................................2

STATEMENT OF FACTS...........................................................8

   I. THE NONREDEMPTION PROVISION SHOULD IMMEDIATELY BE DECLARED INVALID
      OR, ALTERNATIVELY, ENJOINED...........................................13

     A. AlliedSignal Is Entitled To Summary Judgment Declaring The
        Nonredemption Provision Invalid Under Pennsylvania Law..............13

       1. The Nonredemption Provision Illegally Interferes With The
          Shareholder Franchise.............................................14

       2. The Nonredemption Provision Is An Illegal Restriction On The
          Board's Discretion................................................21

     B. Alternatively, AlliedSignal Is Entitled To A Preliminary Injunction
       Against The Enforcement Of The Nonredemption Provision...............24

       1. Alliedsignal And AMP's Other Shareholders Will Suffer  Irreparable
          Harm If The Nonredemption Provision Is Not Enjoined...............25

       2. The Balance Of The Equities Tips Decidedly In Favor Of AlliedSignal
          And The AMP Shareholders..........................................29

       3. A Preliminary Injunction Is In The Public Interest................30

   II. THE AMP BOARD SHOULD BE PRELIMINARILY ENJOINED FROM TAKING ANY FURTHER ACTION THAT WOULD AS A PRACTICAL MATTER RENDER THE SHAREHOLDER VOTE ON
       THE CONSENT SOLICITATION MEANINGLESS.................................30

CONCLUSION..................................................................33

                             TABLE OF AUTHORITIES


CASES                                                                     PAGE

American Crystal Sugar Co. v. Cuban-American Sugar Co.,

276 F. Supp. 45 (S.D.N.Y. 1967)............................................ 19

Anderson v. Liberty Lobby, Inc.,

477 U.S. 242 (1986)........................................................ 13

Arapahamian v. HBO & Co.,

      531 A.2d 1204 (Del. Ch. 1987).................................. 18 n. 13

Bank of New York Co. v. Irving Bank Corp.,

528 N.Y.S.2d 482 (Sup. Ct. N.Y. Co. 1988)...................... 14, 23, 26, 29

Bieros v. Nicola,

      857 F. Supp. 445 (E.D. Pa. 1994)..................................... 24

Blasius Indus. Inc. v. Atlas Comp.,

      564 A.2d 651 (Del. Ch. 1988)............................... 18, 18 n. 13

Calderon v. Ashmus,

      118 S. Ct. 1694 (1998)............................................... 13

Carmody v. Toll Brothers, Inc.,

      C.A. No. 15983,
      1998 Del. Ch. LEXIS 131
      (Del Ch. July 24, 1998)........................ 14, 17, 20, 22, 23 n. 14

Coalition to Advocate Public Utility Responsibility, Inc. v. Engels,

      364 F. Supp. 1202 (D. Minn. 1973).............................. 17 n. 13

Commonwealth v. Coward,

      489 Pa. 327, 414 A.2d 91 (1980)................................ 27 n. 18

CASES                                                                     PAGE

Conoco Inc. v. Seagram Co., Ltd.,

      517 F. Supp. 1299 (S.D.N.Y. 1981).................................... 19

Danaher Corp. v. Chicago Pneumatic Tool Co.,

      Nos. 86 Civ. 3499, 86 Civ. 3638,
      1986 WL 7001 (S.D.N.Y. Jun. 19, 1986)................ 17 n. 13, 25 n. 16

Davis Acquisition Inc. v. NWA, Inc.,

      Civ. A. No. 10761, 1989 WL 40845 (Del. Ch. Apr. 24, 1989)............ 26

EAC Industries Inc. v. Frantz Mfg. Co.,

      C.A. No. 8003 (Del. Ch. June 28, 1985), aff'd
      Fed. Sec. L. Rep. (CCH) P. 92,405 (Del.)....................... 25 n. 16

ECRI v. McGraw-Hill, Inc.,

      809 F.2d 223 (3d Cir. 1987).......................................... 24

Frank's GMC Truck Ctr., Inc. v. GMC,

      847 F.2d 100 (3d Cir. 1988).......................................... 24

Hilton Hotels Corp. v. ITT Corp.,

      962 F. Supp. 1309 (D. Nev.), aff'd
      1997 WL 345963 (9th Cir. June 19, 1997)........................... 18-19

Hilton Hotels Corp. v. ITT Corp.,

      978 F. Supp. 1342 (D. Nev. 1997)............................... 17 n. 13

IBS Financial Corp. v. Seidman & Assocs., L.L.C.,

      136 F.3d 940 (3d Cir. 1998).......................................... 18

In re Jones & Laughlin Steel Corp.,

488 Pa. 524, 412 A.2d 1099 (1980).......................................... 28

CASES                                                                     PAGE

International Banknote Co. v. Muller,

      713 F. Supp. 612 (S.D.N.Y. 1989)..................................... 25

International Brotherhood of Teamsters General Fund v. Fleming Cos., Inc.,

      1997 U.S. Dist. LEXIS 2980 (W.D. Okla. Jan. 24, 1997).......... 32 n. 20

Invacare Corp. v. Healthdyne Technologies, Inc.,

      968 F. Supp. 1578 (N.D.Ga. 1997)..................... 23 n. 14, 33 n. 20

Moran v. Household International, Inc.,

      500 A.2d 1346 (Del. 1985)............................................ 20

Norfolk Southern Corp. v. Conrail,

      Civ. Act. No. 96-7167 (E.D.Pa. Dec 17, 1996)..................... 16, 28

Norlin Corp. v. Rooney, Pace Inc.,

      744 F.2d 255 (2d Cir. 1984).......................................... 19

Opticians Ass'n of America v. Independent Opticians of America,

      920 F.2d 187 (3d Cir. 1990)...................................... 24, 29

Peabody Holding Co., Inc. v. Costain Group, PLC,

      813 F. Supp. 1402 (E.D. Mo. 1993).............................. 26 n. 17

Prudential Ins. Co. of America v. Stella,

      1998 WL 57505 (E.D. Pa. Feb. 12, 1998)............................... 29

Reifsnyder v. Pittsburgh Outdoor Advertising Co.,

      405 Pa. 142, 173 A.2d 319 (1961)..................................... 16

San Francisco Real Estate Investors v. Real Estate Investment
Trust of America,

      701 F.2d 1000 (1st Cir. 1983).................................. 25 n. 17

CASES                                                                     PAGE

Shoen v. AMERCO,

      885 F. Supp. 1332 (D. Nev. 1994) vacated by stipulation,
      (D. Nev. Feb 9, 1995)...................................... 19, 25 n. 16

Stahl v. Apple Bancorp, Inc.,

      579 A.2d 1115 (Del. Ch. 1990).................................. 18 n. 13

Steinberg v. American Bantam Car Co.,

      76 F.Supp. 426 (W.D.Pa. 1948).................................. 18 n. 13

University of Maryland at Baltimore v. Peat, Marwick, Main & Co.,

      996 F.2d 1534........................................................ 24

Weeks Dredging & Contracting, Inc. v. American Dredging Co.,

      451 F. Supp. 468 (E.D.Pa. 1978)................................ 25 n. 17



STATUTES AND RULES                                                        PAGE

PBCL ss. 1105................................................................ 28

PBCL ss. 1306.......................................................... 16 n. 12

PBCL ss. 1504................................................ 23 n. 14, 31 n. 19

PBCL ss. 1521.......................................................... 15 n. 12

PBCL ss. 1525................................................................ 21

PBCL ss. 1712........................................................ 21, 22, 23

PBCL ss. 1715................................................................ 23

PBCL ss. 1721....................................... 3, 16, 22, 23 n. 14, 31, 32

Amended Committee Comment to PBCL ss. 1721................................... 32

PBCL ss. 1727.......................................................... 16 n. 12

PBCL ss. 1728......................................................... 4, 5 n. 5

STATUTES AND RULES                                                        PAGE

PBCL ss. 1729.......................................................... 15 n. 12

PBCL ss. 1731.......................................................... 15 n. 12

PBCL ss. 1756.......................................................... 16 n. 12

PBCL ss. 1758.......................................................... 16 n. 12

PBCL ss. 1766......................................................... 2 n. 2, 3

PBCL ss. 1768.......................................................... 16 n. 12

PBCL ss. 2513................................................................ 21

Committee Comment to PBCL  ss. 2513...........................................22

PBCL ss. 2524......................................................... 2 n. 2, 3

PBCL ss. 2555 .................................................................4

PBCL ss. 2556 .................................................................4

PBCL ss. 2564 .................................................................4

Fed. R. Civ. P. 56........................................................... 13

Fed. R. Civ. P. 57........................................................... 13

28 U.S.C. ss. 2201........................................................... 13

8 Del. C. ss. 141(a)................................................... 23 n. 14

8 Del. C. ss. 141(d) .................................................. 23 n. 14

Ga. Stat. Ann. ss. 14-2-624.................................. 23 n. 14, 33 n. 20

N.Y. Bus. Corp. Law ss. 620.............................................23 n. 14

N.Y. Bus. Corp. Law ss. 701.............................................23 n. 14

MISCELLANEOUS AUTHORITIES                                                 PAGE

13 Fletcher, Cyclopedia Corporations ss. 5717............................. 16

William H. Clark, Jr., What the Business World is Looking for in an Organizational Form:
The Pennsylvania Experience, 32 Wake Forest L.Rev. (1997)................. 15

Gordon Fairclough, AMP Chief Promises Economic Incentive to get
Stockholders to Reject Takeover, WALL ST. J. Sept. 11, 1998 at A4......... 12

Gary M. Holihan, Pennsylvania's Antitakeover Statute: An Impermissible Regulation of the Interstate Market for Corporate Control, 66 Chi-Kent
L.Rev.863 (1990)...................................................... 4 n. 3

Shawn C. Lee, Preventing Control from the Grave: A Proposal for Judicial Treatment of Dead Hand Provisions in Poison Pills, 96 Colum.
L.Rev. 2175 (1996).................................................... 9 n. 9

Steven Lipin, More Potent Weapons Dwell in Takeover Arsenal,
WALL ST. J. Sep. 5, 1995, at C1....................................... 9 n. 9

Steven M.H. Wallman, The Proper Interpretation of Corporate Constituency Statutes and Formulation of Director Duties, 21 Stetson L.Rev. 163 (1991)
23 n...................................................................... 15

                        UNITED STATES DISTRICT COURT
                  FOR THE EASTERN DISTRICT OF PENNSYLVANIA

------------------------------------------x
ALLIEDSIGNAL INC.,                        :
                                          :
                          Plaintiff,      :
                                          :
               - against -                : C.A. No.  98-CV-4058
                                          :
AMP INCORPORATED,                         :
                                          :
                          Defendant.      :
                                          :
------------------------------------------x


               MEMORANDUM IN SUPPORT OF ALLIEDSIGNAL'S MOTION
                 FOR SUMMARY JUDGMENT AND FOR AN IMMEDIATE
              DECLARATORY JUDGMENT AND PRELIMINARY INJUNCTION

          This is an action by AlliedSignal Inc. ("AlliedSignal") to set aside and prevent further illegal actions by the board of directors of AMP Incorporated ("AMP"), in order to preserve the fundamental right of AMP's shareholders to decide for themselves whether they want to sell their company and accept AlliedSignal's offer of $44.50 cash per share.

          AlliedSignal submits this memorandum in support of its motion for
(1) summary judgment on its claim for a declaratory judgment that the August 20, 1998 amendment to AMP's Shareholder Rights Agreement (referred to as a "poison pill") adding a "nonredemption provision" was ultra vires, or, in the alternative, a preliminary injunction preventing enforcement of the nonredemption provision; [FN1] and (2) a preliminary injunction prohibiting the AMP board of directors from amending the AMP bylaws or poison pill or taking any other action that would, as a practical matter, make the shareholder vote on AlliedSignal's consent solicitation meaningless or would delay the record date beyond October 15, 1998. [FN2]

---------------
1 A poison pill, commonly adopted by many publicly traded corporations in the form of a "shareholders rights agreement," is designed to repel, or at least delay, takeover attempts that are not approved by the board of directors. In general terms, a poison pill works as follows: if an acquiring entity (the "acquiror") acquires more than a specified percentage of a target company's stock (20% in AMP's case), each share of the stock (other than stock held by the acquiror) carries with it a "right" to acquire newly-issued shares of the company's stock at half price. The effect of the right is to place huge amounts of half-price stock in the hands of the target's shareholders, thereby diluting the interest of the acquiror and making it economically prohibitive for the acquiror to complete the acquisition of control (i.e., swallow the pill). This is commonly referred to as the "flip-in" provision. In the event the acquiror seeks to complete the acquisition by way of a merger, the rights held by the target's shareholders entitle those shareholders to acquire newly-issued shares of the acquiror's stock at half-price. This provision, referred to as the "flip-over" provision, makes a merger economically prohibitive.

      All poison pills include a "redemption" provision that allows the target company to redeem the rights at any time prior to a "triggering event," usually an acquisition of more than 20% of the stock of the target or a merger in which the target is not the surviving entity. Because of the redemption provision, if the target company's board of directors approves an acquisition of control, it can extinguish the rights to permit the sale or merger of the company. By contrast, the new AMP "nonredemption provision" would make it impossible to redeem the poison pill upon a change in control.

2 A right to act by written consent allows shareholders to take action, such as amending bylaws and electing directors, without the necessity for an annual or special meeting. See Pennsylvania Business Corporation Law ss.ss. 1766, 2524. Thus, if a majority of the shareholders are dissatisfied with the current board of directors, they can at any time, through simple shareholder democracy, effect a change in the majority of the board and redirect the course of the corporation. In the case of publicly-held companies like AMP, the shareholder consents are obtained through a "consent solicitation" conducted in compliance with the proxy rules under the federal Securities Exchange Act of 1934.


                           PRELIMINARY STATEMENT

          This is a case about the fundamental division of power between the shareholders - the owners of a corporation - and their elected representatives, the board of directors. It is NOT a case about the latitude given to directors in exercising the powers properly vested in them; nor is it about a breach of fiduciary duties. It is a case about shareholder rights.

          On the critical question at issue here - the limits that are placed on the directors' powers vis-a-vis the shareholders - Pennsylvania law gives the directors less authority and reserves to the shareholders greater rights than most states, including Delaware. In most states, all powers to run a corporation on a day-to-day basis are vested solely in the board of directors, its committees and the officers elected by the board.
By contrast, Section 1721 of the Pennsylvania Business Corporation Law ("PBCL") provides that all powers of the corporation "shall be exercised by or under authority of" a board of directors, "[U]NLESS OTHERWISE PROVIDED
 . . . IN A BYLAW ADOPTED BY THE SHAREHOLDERS" (emphasis added). The section goes on to state, in clear and unequivocal terms:

          If any such provision is made in the bylaws, the powers and duties conferred or imposed upon the board of directors by this subpart shall be exercised or performed to such extent and by such person or persons as shall be provided in the bylaws.

PBCL ss. 1721. Thus, in Pennsylvania, the shareholders retain the right to remove powers from the board, either to exercise those powers themselves or to vest them in persons of their own choosing. This is in addition, of course, to the shareholders' most basic right to elect their directors by democratic vote.

          This reservation of power to the shareholders is confirmed in AMP's Articles of Incorporation, the company's "constitution" or basic corporate governance document. Article VII of AMP's Articles provides that "all powers may be exercised by the Board of Directors" "[e]xcept as otherwise provided by . . . By-Laws."

          Sections 1766 and 2524 of the PBCL also provide that the requisite majority of shareholders may take action by written consent, rather than at a meeting of all shareholders, if permitted by the articles of incorporation. In AMP's case, the shareholders decided, when they adopted the current Articles of Incorporation, that they wanted this basic right of shareholder suffrage. Accordingly, Article IX of AMP's Articles specifically allows action to be taken by shareholder consent without a meeting:

          Any action that may be taken at a meeting of the shareholders or of a class of shareholders may be taken without a meeting if proper consent is made to the action. Any such action may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote were present and voting.

          Chapter 25 of the PBCL, widely regarded as being among the strictest anti-takeover legislation of any state, erects substantial hurdles to a takeover that is not approved by the board of directors. But it does NOT ban such takeovers. It merely imposes terms and conditions to prevent abusive tactics. [FN3] In the end, so long as a majority of the disinterested shareholders (i.e., the shareholders other than management and the acquiror) support the offer or proposed merger, the combination can be effected. See, e.g., PBCL ss. 1728 (authorizing transactions involving interested directors if all material facts are disclosed and the transaction is approved by a majority of disinterested shareholders). See also PBCL ss.ss. 2555, 2556, 2564.

---------------
3 The Pennsylvania anti-takeover legislation was adopted in response to the abusive tactics, including coercive partial tender offers and greenmail, that characterized the takeover attempts of the corporate raiders of the 1980's, such as the Belzberg family's bid for Armstrong World Industries, Inc., and other attempted takeovers by raiders such as Carl Icahn and T. Boone Pickens. See Gary M. Holihan, Pennsylvania's Antitakeover Statute: An Impermissible Regulation of the Interstate Market for Corporate Control, 66 Chi-Kent L. Rev. 863
      (1990). It was not targeted at tender offers by another company seeking a strategic business combination through a premium all cash offer.

          The AMP board adopted a poison pill in 1989. [FN4] AMP's poison pill, in its original form, was more "toxic" than most. It included a so-called "dead hand" provision, which provided that the pill could be redeemed only by a majority of the directors in office before a hostile takeover began. These directors were referred to as the "continuing directors." As set forth in Section I.A.1 below, courts that have considered "dead hand" provisions under governance schemes like Pennsylvania's have ruled that those provisions violate the rights of shareholders.

---------------
4 For the Court's convenience, AMP's poison pill (Rights Agreement, dated as of October 25, 1989, as amended, between AMP Incorporated and ChaseMellon Shareholder Services L.L.C., as Rights Agent) is included in the accompanying Appendix as Exhibit C-3. The Appendix also contains the statutory provisions, legislative materials, SEC filings and AMP's Articles and Bylaws which are cited in this Memorandum. Citations to exhibits included in the Appendix are "App. Ex. __".

          It was against this backdrop that AlliedSignal, on August 4, 1998, announced its tender offer for all shares of AMP at $44.50 cash per share. The offer was conditioned on, among other things, the redemption of AMP's poison pill by the AMP board. At the same time, AlliedSignal also announced that it would conduct a consent solicitation of AMP's shareholders to (1) approve bylaw amendments that would increase the size of AMP's board from 11 to 28 and (2) elect AlliedSignal nominees to the 17 vacancies. As specified in the consent solicitation, the nominees, subject to their fiduciary duties to consider a superior offer, would approve a cash merger between AlliedSignal and AMP at $44.50 for each AMP share. Under AMP's Articles, the merger could not be consummated without a two-thirds vote of the outstanding AMP shares (unless AlliedSignal already owned 80% of the shares). [FN5] In addition, AlliedSignal clearly stated in its tender offer and its communication to the AMP board that it was willing to pay more in a negotiated transaction.

---------------

5 AMP has filed an action in this Court against AlliedSignal asserting among other things that AlliedSignal's consent solicitation is illegal because its nominees have a conflict of interest. As we will explain in our opposition to AMP's motion for summary judgment, AMP's position is frivolous in light of the explicit provisions of the PBCL, including
      Section 1728 which provides rules for transactions involving interested directors. Indeed, it is not unusual in proxy contests or consent solicitations for a change of control that the party seeking control nominates directors affiliated with that party, which occurred, for example, in WHX's 1996 bid for Teledyne and Alliance Gaming's 1995 bid for Bally Gaming. See Affidavit of Ronald E. Knox ("Knox Aff.") filed herewith, P. 14.

          It was AlliedSignal's belief that, if shareholders owning more than 50% of the outstanding shares of AMP signed consents in support of the AlliedSignal proposals, thereby electing AlliedSignal's nominees, and subsequently, if more than two-thirds of the outstanding shares were voted in favor of the merger, the merger could have been consummated in compliance with Pennsylvania law and without triggering the poison pill. [FN6]

---------------

6 At the time AlliedSignal announced its tender offer and consent solicitation, AMP's poison pill did not prevent a majority of newly-elected directors from approving a merger to be voted upon by AMP shareholders.

          In short, the Pennsylvania legislature, the AMP Articles of Incorporation (approved by the shareholders) and the AMP board had established a set of rules governing takeovers by which a takeover could be accomplished without the consent of the continuing directors and without triggering the pill. AlliedSignal announced a plan to acquire AMP that was carefully designed in accordance with those rules.

          Fearful that the AMP shareholders would approve the AlliedSignal proposal, the AMP board changed the rules, taking the ultimate decision-making authority out of the hands of the shareholders. Without even talking to AlliedSignal, the AMP board rejected the offer as "inadequate" and refused to redeem the pill. In addition, the board amended the pill to provide that, if AlliedSignal's consent solicitation were successful, the poison pill would become irrevocably non-redeemable and that any subsequent merger would trigger the pill. These steps, taken after AlliedSignal had commenced its offer and announced the consent solicitation, attempted to render the consent solicitation meaningless and effectively deprive AMP's shareholders of the right to vote.

          This was done in flagrant disregard of the rights of shareholders, who we now know overwhelmingly support AlliedSignal's acquisition of AMP at $44.50 per share. By September 11, the initial expiration date of AlliedSignal's tender offer, 72% of the outstanding shares had been tendered, more shares than needed to approve a merger. [FN7] This huge percentage of shares was tendered even though the AMP board and management had conducted an active campaign urging shareholders not to tender. [FN8] In election terms, the vote can be fairly described as a landslide against the AMP board and management and a mandate in favor of the AlliedSignal offer.

---------------

7     See Knox Aff. P. P.  11-12.

8 For example, in a letter to all AMP shareholders dated September 5, 1998, Robert Ripp, the AMP Chairman and Chief Executive Officer, exhorted shareholders not to tender their shares: "You can best protect your interest by NOT tendering any of your shares to AlliedSignal and NOT signing any consent that will be solicited by AlliedSignal." App. Ex. C-5.

          In order to effectuate the will of the shareholders, AlliedSignal has taken two additional steps. First, it has amended its tender offer to buy 40 million shares of AMP now at the original tender offer price of $44.50 per share. Forty million shares is approximately the number of shares AlliedSignal can buy without triggering the poison pill, and the amended offer is not conditioned on the redemption of the pill. When the purchase is complete on September 25, 1998, AlliedSignal will be AMP's largest shareholder. AlliedSignal will then make an offer at $44.50 for the remaining shares of AMP.

          Second, AlliedSignal has amended its consent solicitation to include an additional proposal - an amendment to AMP's bylaws that removes all powers from the board with respect to the poison pill and vests those powers in agents approved by the shareholders. Those agents will amend the pill to make it inapplicable to (a) any tender offer for all shares of the company as a result of which the offeror will own a majority of the outstanding shares and (b) any merger that is approved by the requisite majority of shareholders. This amendment will ensure that the AMP shareholders, and not the current AMP board and management, decide whether to sell their shares. It also will enable them to choose between any competing offers that may be made for AMP, ensuring that they will be able to accept the best offer.

          By changing the rules of the game and making the poison pill non-redeemable if there is a change in control of AMP, the AMP board exceeded its powers and egregiously violated the right of the shareholders to decide for themselves whether it is in their best interests that the company be sold. This motion is designed to: (1) restore the rights of AMP's shareholders by invalidating the nonredemption provision and (2) prevent the AMP board from taking any further illegal action that would have the effect of rendering meaningless or delaying the shareholder consent solicitation relating to AlliedSignal's proposals.

                            STATEMENT OF FACTS

          AlliedSignal believes that the following facts, based on AlliedSignal's Verified Amended Complaint and the parties' public filings with the Securities and Exchange Commission, are not reasonably subject to dispute.

          AlliedSignal's Tender Offer and Consent Solicitation. AlliedSignal is a manufacturing company with operations in the aerospace, automotive and engineered materials businesses, and is a shareholder of AMP. Verified Amended Complaint ("Compl.") P. 5. AMP is a Pennsylvania corporation which manufactures and markets electronic, electrical and electro-optic connection devices, interconnection systems and connector-intensive assemblies. Id. P. 6.

          AlliedSignal is seeking to acquire AMP, and on August 4, 1998, announced a tender offer for all shares of AMP at a price of $44.50 cash per share. Id. P. 10. The offer represents a premium to AMP's shareholders of more than 55% over the price of AMP's stock just before the offer was announced, which reflects AlliedSignal's belief that both AlliedSignal and AMP will benefit greatly from a combination of the two companies. Id. Before the offer was publicly announced and at all times since, AlliedSignal has continuously expressed to AMP its preference for a negotiated transaction and its willingness to consider a higher price. AMP's board, however, without discussing the offer with AlliedSignal, has rejected the AlliedSignal offer out of hand.

          At the time it announced the offer, AlliedSignal commenced a consent solicitation to give the shareholders the opportunity to express their own view on whether a combination between AlliedSignal and AMP was in their best interests. If successful, the consent solicitation would result in the election to AMP's board of directors of individuals nominated by AlliedSignal who, subject to their fiduciary duties to consider a superior offer, would support a sale of AMP to AlliedSignal. Id. P. 37. [FN9]

---------------

9 This is a common strategy in takeover contests. See, e.g., Shawn C. Lee, Preventing Control from the Grave: A Proposal for Judicial Treatment of Dead Hand Provisions in Poison Pills, 96 Colum. L. Rev. 2175 (1996) ("[T]oday, [hostile bidders'] method for gaining control usually involves commencing a tender offer in combination with a proxy or consent solicitation."); Steven Lipin, More Potent Weapons Dwell in Takeover Arsenal, Wall St. J., Sept. 7, 1995, at C1 ("The joining of proxy or consent solicitations with takeover bids is almost standard operating procedure now.") (quoting Peter Atkins of Skadden, Arps, Slate, Meagher & Flom, currently AMP's principal corporate advisors in connection with AlliedSignal's offer). App. Ex. C-7.

          The AMP board's ultimate defensive tactic is simply to stand behind its poison pill, which, unless redeemed by the board or declared invalid by the Court, will prevent AlliedSignal or anyone else from consummating an acquisition of AMP. In attempting to justify to its shareholders its response, the AMP board promised its shareholders that AMP's "profit improvement program" would be more valuable to shareholders than AlliedSignal's offer. [FN10]

---------------

10 See AMP's Schedule 14D-9, App. Ex. C-4 at 7. According to the Schedule 14D-9 filed by AMP with the SEC, the AMP board "in particular" determined that "AMP's current strategic initiatives and business plans offer the potential for greater benefits for AMP's various constituencies, including its shareholders, than the AlliedSignal Offer." Id.

          The AMP board, however, was not willing to let the shareholders decide for themselves whether they wanted to trust AMP management to deliver on its latest promises or to take advantage of AlliedSignal's $44.50 cash offer, which offered them a premium of more than 55% over the market price of AMP's shares just before the offer was announced. At the same time the AMP board rejected AlliedSignal's offer, it also amended its poison pill to prevent shareholders as a practical matter from accepting the offer (or any other offer the incumbent board disapproves). In short, the board eviscerated the right of the shareholders to decide for themselves and rendered the consent solicitation meaningless.

          AMP's Poison Pill. AMP's poison pill, as amended, makes it economically prohibitive to acquire control of AMP in a transaction opposed by the current AMP board, even if a significant majority of the shareholders were to favor the acquisition. See note 1, above. Until August 20, 1998, AMP's poison pill included a so-called "dead hand" provision. Under that provision, if there were a change in a majority of the directors of the Company, the poison pill would have been redeemable only by a majority of the "continuing directors," essentially the present directors of the Company or their hand-picked successors. Compl. P. 34. The dead hand provision thus prevented new directors from exercising their authority to redeem the poison pill, even if the shareholders of AMP had elected those directors specifically to do so.

          At AMP's board meeting on August 20, 1998, in response to the AlliedSignal offer and consent solicitation, AMP's board amended the poison pill to make it even more draconian. The amendment deleted the dead hand provision and replaced it with the nonredemption provision, which makes the poison pill non-redeemable by any directors, including "continuing" or disinterested directors, if there has been any change in control of the board. Id. P. 39; see App. Ex. C-3 (Amendment No. 3 at ss. 4). In other words, if a new majority of directors is elected to the board by the shareholders, the poison pill cannot be redeemed by anyone, and, therefore, no tender offer, merger or other business combination can be completed until the poison pill expires, regardless of how many shareholders approve the transaction. Essentially, this amendment was designed to and has the effect of preventing the acquisition of the company by anyone at any price until November 1999, entrenching AMP's current board and management.

          At the same time, the AMP board added other amendments cutting off any "escape hatches" in the poison pill. The pill was changed so that if it becomes non-redeemable, it cannot be amended. See App. Ex. C-3 (Amendment No. 3 at ss. 5); Compl. P. 40. This makes the nonredemption provision, once triggered, irreversible until the pill expires. The board also changed the definition of a "qualifying offer" - an offer that, because it is favored by the incumbent board, does not trigger the poison pill - so that once the pill is non-redeemable, no offer can be deemed a qualifying offer. See App. Ex. C-3 (Amendment No. 3 at ss. 1); Compl. P.
41. Thus, if there is a change in the control of the board of directors, the nonredemption provision, in combination with these other changes, removes all discretion from the board to amend or redeem the pill, regardless of whether an offer is in the best interests of the Company, and irrespective of any shareholder vote supporting redemption. The nonredemption provision effectively disfranchises AMP's shareholders by making it impossible to elect new directors without foreclosing a sale of the company; therefore, it is illegal and ultra vires.

          Again and again, AMP's current board members have made it clear that they do not care what AMP's shareholders want, and that they are prepared to go to any lengths to keep themselves in power even if the shareholders want them out. For example, in a Wall Street Journal article dated September 11, 1998, Robert Ripp, AMP's former CFO and now CEO, made his disdain for AMP's shareholders starkly evident: "Even if 75% of AMP's shares are tendered, Mr. Ripp said, he still plans to seek refuge in Pennsylvania law which allows companies to 'just say no' to takeover bids, and fight until AMP's poison pill expires in November 1999." App. Ex. C-8. In short, Mr. Ripp (i) revealed that he has no concerns for the wishes of AMP's shareholders and (ii) underestimated the authority under Pennsylvania law of the shareholders of a company to control its destiny.

          AlliedSignal's Proposed Shareholder Bylaw. In response to the AMP board's amendments, on September 14, 1998, AlliedSignal amended its consent solicitation to restore to AMP shareholders their right to decide the future of their company. The new proposal, referred to as the "Shareholder Rights Proposal," would amend AMP's bylaws to remove from the board of directors all authority with respect to the poison pill. Compl. P. 45. It would vest that authority in newly appointed Rights Agreement Managing Agents. Id. [FN11] The Rights Agreement Managing Agents would be appointed by the shareholders for the specific purpose of amending the poison pill to make it inapplicable to any offer supported by a majority of AMP's shareholders, including the AlliedSignal offer.

---------------

11 The Preliminary Consent Statement of AlliedSignal Inc. and PMA Acquisition Corporation, dated September 14, 1998, will be provided to the Court promptly.

          We now know that the AMP shareholders want the company sold. Seventy-two percent of AMP's shares, more than the two-thirds majority required to approve a merger, were tendered to AlliedSignal. Yet AlliedSignal, because of the poison pill, was unable to acquire any of the tendered shares. Such a manifest disregard of shareholder democracy cannot stand.

I. THE NONREDEMPTION PROVISION SHOULD IMMEDIATELY BE DECLARED INVALID OR, ALTERNATIVELY, ENJOINED

          A.    ALLIEDSIGNAL IS ENTITLED TO SUMMARY JUDGMENT DECLARING
                THE NONREDEMPTION PROVISION INVALID UNDER PENNSYLVANIA LAW

          A party is entitled to summary judgment pursuant to Rule 56 of the Federal Rules of Civil Procedure whenever the record shows "that there is no genuine issue as to any material fact and that the moving party is entitled to judgment as a matter of law." See Anderson v. Liberty Lobby, Inc., 477 U.S. 242, 247 (1986). In this instance, AlliedSignal is entitled to a declaratory judgment that the nonredemption provision is invalid as a matter of Pennsylvania law.

          The Declaratory Judgment Act, 28 U.S.C. ss. 2201(a), confers jurisdiction on federal courts to "resolve[] a concrete controversy susceptible to conclusive judicial determination." Calderon v. Ashmus, 118
S. Ct. 1694, 1699 (1998). AlliedSignal's challenge to the legality and validity of the nonredemption provision presents a concrete controversy suitable to a declaration by this Court. Moreover, the Federal Rules of Civil Procedure further provide that a court "may order a speedy hearing" of a declaratory judgment action. Fed. R. Civ. P. 57. As demonstrated below, AlliedSignal is entitled to an immediate declaratory judgment on the issues presented.

          Poison pills that impede shareholder voting rights or that withdraw from a duly elected board of directors its ability to redeem a poison pill are invalid. See Carmody v. Toll Brothers, Inc., C.A. No. 15983, 1998 Del. Ch. LEXIS 131, at *36-37 (Del. Ch. July 24, 1998); and
Bank of New York Co. v. Irving Bank Corp., 528 N.Y.S.2d 482 (Sup. Ct. N.Y. County 1988). In those cases, the poison pills at issue could be redeemed only by "continuing directors" (so-called "dead hand" poison pills), but nevertheless were ruled invalid. By contrast, AMP's poison pill becomes absolutely non-redeemable and, therefore, significantly more restrictive of shareholder rights and future board discretion than the poison pills invalidated in Toll Brothers and Bank of New York. AlliedSignal is therefore entitled to summary judgment declaring the nonredemption provision invalid.

          1. THE NONREDEMPTION PROVISION ILLEGALLY INTERFERES WITH THE SHAREHOLDER FRANCHISE

          AMP's nonredemption provision effectively disenfranchises AMP's shareholders. AlliedSignal has placed a choice before AMP's shareholders - to vote to retain AMP's current board of directors, who have committed themselves to reject AlliedSignal's tender offer, or to vote to elect a new majority of directors to the board, who will support a business combination with AlliedSignal on the terms of the tender offer, subject to their fiduciary duties to consider a superior offer. AMP's nonredemption provision takes away this choice. Under the nonredemption provision, if a new majority is elected to AMP's board, all of AMP's directors lose the power to redeem AMP's poison pill and accept AlliedSignal's (or any other company's) tender offer until the poison pill expires on November 6, 1999. Thus, AMP's shareholders no longer have the choice to vote for a board that is both willing and able to accept Allied Signal's bid. Moreover, AMP's shareholders are forced to retain the incumbent directors in order to preserve the board's power to accept any offer for the company, whether by AlliedSignal or another corporation. As a result, the nonredemption provision violates the fundamental principles of corporate democracy underlying the PBCL by illegally infringing on the basic right of shareholders to choose the directors of the company they own.

          The basic philosophy underlying the PBCL is to preserve for shareholders the ultimate authority in structuring and controlling the affairs of their corporation. This philosophy stems from a deep respect for shareholder voting rights that permit the shareholders to direct the actions of the corporation. Indeed, Pennsylvania, more so than most other states (including Delaware), is actively committed to shareholders maintaining ultimate control over their companies. As one of the draftsmen of the 1988 amendments to the PBCL recently commented, the PBCL is unique in the degree of authority it grants to the shareholders of a Pennsylvania corporation:

          One of the most important differences between the 1988 PA BCL and the corporation laws of other states is the extent to which the Pennsylvania law validates the ability of the owners of a Pennsylvania business corporation to control the internal affairs of their corporation by contract.

William H. Clark, Jr., What the Business World is Looking for in an Organizational Form: The Pennsylvania Experience, 32 Wake Forest L. Rev. 149, 169 (1997).

          Recognizing that the shareholders must always retain the ultimate power to direct corporate affairs through their right to vote, the PBCL is structured in large part as a collection of default provisions that shareholders can reject or otherwise modify, and which control only if shareholders do not decide otherwise. [FN12] The PBCL applies this same flexible approach to the statutory powers granted to a corporation's board of directors, by making all such powers expressly subject to the right of the shareholders to modify, limit or even eliminate completely the directors' authority. See PBCL ss. 1721.

---------------

12 See, e.g., ss.1521(c) (providing that shareholders may adopt bylaws setting forth "[a]dditional provisions regulating or restricting the exercise of corporate powers"); ss.1729(a) (allowing shareholders to modify directors' voting rights through a bylaw amendment); ss.1731 (providing that corporate bylaws may restrict the powers of board committees); ss.1306(a)(8), (b) (allowing corporate articles to relax, be inconsistent with or supersede statutory provisions); see also ss.ss.1727(a), 1756 (providing that a bylaw amendment may modify the general rule concerning quorums for the transaction of business at board meetings and shareholder meetings); ss.1758 (allowing flexibility in the creation of voting rights); ss.1768 (allowing shareholders to transfer their voting rights to other persons).

          Pennsylvania law thus reflects Pennsylvania's public policy of affording shareholder voting rights the highest level of protection. As the Pennsylvania Supreme Court has stated, "[t]he right to vote is often considered a shareholder's most fundamental right." Reifsnyder v. Pittsburgh Outdoor Advertising Co., 405 Pa. 142, 149 n.8, 173 A.2d 319, 322
n.8 (1961) (citing 13 Fletcher, Cyclopedia Corporations, ss. 5717 (rev. Col. 1961)).

          More recently, Judge VanArtsdalen ruled in Norfolk Southern Corp.
v. Conrail, Civ. Act. No. 96-7167 (E.D. Pa. Dec. 17, 1996), that a Pennsylvania board of directors may not "effectively disenfranchise[] those shareholders who may be opposed to [a] proposal." App. Ex. A-6 at 68. In Norfolk Southern, the Conrail board, like AMP's board, attempted to manipulate a shareholder vote by coercing the outcome. The Conrail board attempted to postpone indefinitely an announced shareholder meeting called to approve Conrail's merger with CSX, unless and until Conrail could be assured it had enough proxies to win the vote. Conrail's action, Judge VanArtsdalen found, "effectively disenfranchises those shareholders who may be opposed to [Conrail's] proposal because it says to them that . . . we will not allow the vote to go ahead if there is any [chance] . . . the proposal will not be approved." App. Ex. A-6 at 68. By depriving shareholders of a meaningful choice, the directors created a "sham election" that was "fundamentally unfair to those who may be opposed to the transaction." Id. at 68-69. Such interference with shareholder voting rights, Judge VanArtsdalen held, justified an injunction against the directors' actions.

          The AMP board's enactment of the nonredemption provision, which would nullify shareholders' vote for directors who would effectuate the AlliedSignal offer or some other offer, raises the same concerns. Under Pennsylvania law and AMP's corporate governance documents, the AMP board simply cannot take action that impedes or effectively prevents shareholders from voting on proposals already put before them.

          Numerous courts nationwide have recognized that directors' conduct which manipulates shareholder voting rights in any way - including undermining it by preemptive action like the nonredemption provision - is ultra vires and may be invalidated. One recent case is squarely on point. In Carmody v. Toll Brothers, Inc., C.A. No. 15983, 1998 Del. Ch. LEXIS 131, *44 (Del. Ch. July 24, 1998), the court invalidated a "dead hand" poison pill, similar to AMP's pill before it was amended, as purposefully disfranchising shareholders who may wish to elect a board that is both willing and able to accept a takeover bid. The court stated: "[p]rovisions in corporate instruments that are intended principally to restrain or coerce the free exercise of the shareholder franchise are deeply suspect. The shareholder vote is the basis upon which an individual serving as a corporate director must rest his or her claim to legitimacy."[FN13] Id. In light of this principle, there can be no question about the invalidity of the nonredemption provision. First, it is more intrusive on shareholder voting rights than the "dead hand" provision. And, second, it was not adopted outside the context of a shareholders referendum, but in specific response to the consent solicitation that threatened the current directors' control of the board.

---------------

13    See Hilton Hotels Corp. v. ITT Corp., 978 F. Supp. 1342, 1348 (D. Nev.
      1997) (in deciding whether to enjoin a board action, "Court must determine whether the response purposefully disenfranchises [company] shareholders"); Coalition to Advocate Public Utility Responsibility, Inc. v Engels, 364 F. Supp. 1202, 1206-07 (D. Minn. 1973) (concluding that plaintiff was substantially likely to prevail on claim that board had manipulated corporate machinery by reducing number of board seats and enacting staggered board provision shortly before annual shareholder meeting and by failing to disclose such changes to plaintiff); Danaher Corp. v. Chicago Pneumatic Tool Co., No. 86 Civ. 3499, 1986 WL 7001 (S.D.N.Y. Jun. 19, 1986) (board of directors may not refuse to set a record date in an effort to interfere with shareholder franchise); Stahl v. Apple Bancorp., Inc., 579 A.2d 1115, 1122 (Del. Ch. 1990) (reading cases as "approximating a per se rule that board action taken for the principal purpose of impeding the effective exercise of the stockholder franchise is inequitable and will be restrained or set aside in proper circumstances"); Blasius Indus. Inc.
      v. Atlas Corp., 564 A.2d 651, 660 (Del. Ch. 1988) (invalidating board's attempts to add two board members in an effort to thwart an election, noting "[a]ction designed principally to interfere with the effectiveness of a vote inevitably involves a conflict between the board and a shareholder majority"); Aprahamian v. HBO & Co., 531 A.2d 1204, 1206-07 (Del. Ch. 1987) ("in the interests of corporate democracy, those in charge of the election machinery of a corporation must be held to the highest standards in providing for and conducting corporate elections") (citing Steinberg v. American Bantam Car Co., 76
      F. Supp. 426, 435-36 (W.D. Pa. 1948)).

          The Third Circuit has recognized that a board may not take actions which interfere with the shareholder franchise. In IBS Financial Corp. v. Seidman & Assocs., L.L.C., 136 F.3d 940 (3d Cir. 1998), the court invalidated a board's attempt to reduce its size because the only purpose to the board's action was to prevent dissident shareholders from gaining seats on the board through a shareholder vote. The court emphasized that "[the shareholder franchise] is critical to the theory that legitimates the exercise of power by some (directors and officers) over vast aggregations of property that they do not own. . . . [M]atters involving the integrity of the shareholder voting process involve considerations not present in any other context in which directors exercise delegated power." Id. at 949 (quoting Blasius, 564 A.2d at 659 (brackets in original)).

          "'Interference with shareholder voting is an especially serious matter, not to be left to the directors' business judgment . . . .'" Hilton
Hotels Corp. v. ITT Corp., 962 F. Supp. 1309, 1310 (D. Nev.) (quoting Shoen v. AMERCO, 885 F. Supp. 1332, 1340 (D. Nev. 1994), vacated by stipulation, (D. Nev. Feb. 9, 1995)), aff'd, 1997 WL 345963 (9th Cir. June 19, 1997). As
the United States Court of Appeals for the Second Circuit stated, "[D]ecisions affecting a corporation's ultimate destiny are for the shareholders to make in accordance with democratic procedures." Norlin Corp. v. Rooney, Pace Inc., 744 F.2d 255, 258 (2d Cir. 1984). In Conoco Inc. v. Seagram Co., Ltd., 517 F. Supp. 1299 (S.D.N.Y. 1981), applying New York law (which, if anything, is less protective of shareholder rights than is Pennsylvania law), the court noted:

          To be sure, the Board of Directors are under a duty to exercise their best business judgment with respect to any proposal pertaining to corporate affairs, including tender offers. They may be right; they may know what is best for the corporation, but their judgment is not conclusive upon the shareholders. What is sometimes lost sight of in these tender offer controversies is that the shareholders, not the directors, have the right of franchise with respect to the shares owned by them; "stockholders, once informed of the facts, have a right to make their own decisions in matters pertaining to their economic self-interest, whether consonant with or contrary to the advice of others, whether such advice is tendered by management or outsiders or those motivated by self-interest."

(emphasis added).  517 F. Supp. at 1303 (quoting American Crystal Sugar Co.
v. Cuban-American Sugar Co., 276 F. Supp. 45, 50 (S.D.N.Y. 1967)).

          AMP's board recommended to AMP's shareholders that they reject the AlliedSignal offer and not tender their shares. The board claimed that it had determined that "AMP's current strategic initiatives and business plans offer the potential for greater benefits" to shareholders than the AlliedSignal offer. See AMP's Schedule 14D-9, App. Ex. C-4 at 7. While AMP's board certainly has the right to express its views and advocate a course of action to the shareholders, it has no right to make the decision for the shareholders. But that is exactly what AMP's board has done. The nonredemption provision as a practical matter makes it impossible for the offer to go forward, regardless of how the shareholders vote on the consent solicitation.

          It is the ability of a board to redeem a poison pill and, if it does not, for shareholders to overrule the board in a proxy contest, that legitimizes a poison pill in the first place - because otherwise it would present an absolute bar to a change in corporate control no matter how desirable in the eyes of the shareholders. Moran v. Household International, Inc., 500 A.2d 1346, 1354 (Del. 1985) (approving rights plan because "the Rights Plan is not absolute. When the [board] is faced with a tender offer and a request to redeem the Rights, they will not be able to arbitrarily reject the offer," and because a poison pill does not preclude a proxy contest by the shareholders for control); Carmody v. Toll Brothers, Inc., C.A. No. 15983, 1998 Del. Ch. LEXIS 131, *43 (Del. Ch. July 24, 1998)
("In Moran, the Supreme Court upheld the adoption of a poison pill, in part because its effect upon a proxy contest would be 'minimal,' but also because if the board refused to redeem the plan, the shareholders could exercise their prerogative to remove and replace the board.") (emphasis added).

          Under a typical, redeemable poison pill, shareholders can exercise their franchise by electing a board that will facilitate the desires of the majority of shareholders, including the redemption of a poison pill to allow a transaction to proceed if the shareholders believe that it is in their best interests. By contrast, AMP's nonredemption provision makes it effectively impossible for AMP's shareholders to accept any tender offer opposed by incumbent management, including the AlliedSignal offer, regardless of its merits. Similarly, it makes it impossible for AMP's shareholders to elect directors who could effectuate a business combination that the shareholders want, and ties the hands of both current and future directors because it does not allow for further amendment once the poison pill becomes non-redeemable. Such a powerful restraint on the corporate franchise offends basic policies of corporate law recognized by virtually every United States jurisdiction, including Pennsylvania.

          2. THE NONREDEMPTION PROVISION IS AN ILLEGAL RESTRICTION ON THE BOARD'S DISCRETION

          The nonredemption provision turns AMP's poison pill into an automatic and absolute bar to all tender offers and mergers upon a change in control. It prohibits future boards, however constituted, from even considering any bid for as long as the pill remains in effect. This is totally repugnant to Pennsylvania law, which imposes upon a board of directors the fiduciary duty to review and analyze each offer before it. The Pennsylvania legislature laid out the fiduciary standard for boards of directors in PBCL ss. 1712:

          A director of a business corporation shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

PBCL ss. 1712(a) (emphasis added). PBCL ss. 1525(c) makes it clear that Pennsylvania boards of directors must fulfill their fiduciary duties with respect to poison pills: "The provisions of subsections (a) and (b) and
Section 2513 [the provisions authorizing poison pills in Pennsylvania] shall not be construed to effect a change in the fiduciary relationship. . . or to change the standard of care of a director. . ." PBCL ss. 1525(c) (emphasis added). The commentary to PBCL ss. 2513 confirms the obvious: boards must be able to exercise their discretion with regard to decisions to redeem poison pills once enacted. According to the committee comment, "[Section] 1525(c) makes clear that decisions of a board of directors in connection with a shareholder rights plan, including such matters as adoption of a plan and, once adopted, redemption of the rights, will be subject to the standard of care provided in [Section 1721, now 1712]." Committee Comment to
Section 2513 (emphasis added).

          The nonredemption provision also violates PBCL ss. 1721, which requires that unless otherwise provided by statute or in a bylaw adopted by the shareholders, all powers vested in a corporation "shall be exercised" by, or at the direction of, a corporation's directors. PBCL ss. 1721 (emphasis added). Thus, only AMP's shareholders, not the board itself, may limit the discretion of future directors through adoption of the nonredemption provision. By denying the board any ability following a change in control to redeem the poison pill, the nonredemption provision also violates ss. 1.11 of AMP's bylaws, which provides for the election of AMP directors by AMP's shareholders, and ss. 2.1, which provides that those duly elected directors have the authority to manage AMP's business and affairs.

          The Pennsylvania statutes do not permit a corporation's board to abdicate all responsibility for considering the merits of takeover offers by putting a poison pill on "auto-pilot" - i.e., by making it irreversibly non-redeemable. A blanket prohibition on the consideration of any offer to purchase the company once there has been a change of control, such as AMP's current board seeks to impose through the nonredemption provision, prevents a newly elected board from evaluating or making reasonable inquiry about the feasibility of any proposal, whether AlliedSignal's $44.50 offer or any superior offer. By implementing what is effectively an a priori, across-the-board rejection of all offers that may come along, the board has unlawfully restricted the discretion and duties of future boards. See, e.g., Carmody v. Toll Brothers, Inc., C.A. No. 15983, 1998 Del. Ch. LEXIS 131, *36-37 (Del. Ch. July 24, 1998) (holding that a valid claim against a "dead hand" provision in a poison pill had been stated under Delaware law because the provision would deprive a newly elected future board, not approved by the present board, of the power to redeem a poison pill); Bank of New York Co. v. Irving Bank Corp., 528 N.Y.S.2d 482 (Sup. Ct. N.Y. County 1988) (finding restrictions on a board's powers invalid under New York law unless expressed in the certificate of incorporation). [FN14]

---------------

14 The only case upholding a "continuing director" provision in a poison pill is Invacare Corp. v. Healthdyne Technologies, Inc., 968 F. Supp. 1578 (N.D. Ga. 1997). Invacare is distinguishable and inapposite because it relied on a statutory scheme which is fundamentally different from Pennsylvania's (and, as the Toll Brothers court made clear, different from Delaware's and New York's as well). See Toll Brothers, 1998 Del. Ch. LEXIS 131, at *40 n.38). The Georgia statue, unlike Delaware's, New York's and Pennsylvania's gave Georgia boards "sole discretion" over shareholder rights plans. Compare 8 Del. C. ss.ss. 141(a) and 141(d) (Delaware); N.Y. Bus. Corp. Law ss.ss. 701, 620 (New York); PBCL ss.ss. 1504, 1721 (Pennsylvania) with Ga. Code Ann.
      ss. 14-2-624(c) (Georgia).

          No provision of the Pennsylvania statute shields the AMP board from this conclusion. Section 1715(d) of the PBCL, while affording Pennsylvania boards substantial flexibility in accepting or rejecting offers, nonetheless requires a review of each individual acquisition or takeover offer:

          In assessing whether the standard set forth in section 1712 has been satisfied, there shall not be any greater obligation to justify, or higher burden of proof with respect to, any act as the board of directors . . . relating to or affecting an acquisition or potential or proposed acquisition of control of the corporation than is applied to any other act as a board of directors . . . .

PBCL ss. 1715(d) (emphasis added).  [FN15]

---------------

15 The so-called "anti-takeover" provisions of the PBCL do nothing to change these conclusions. These provisions do not provide immunity to directors. See Steven M.H. Wallman, The Proper Interpretation of Corporate Constituency Statutes and Formulation of Director Duties, 21 Stetson L. Rev. 163, 165-66 (1991). While these provisions grant a board of directors of a Pennsylvania corporation the power to erect and execute a variety of defenses against a tender offer, the key issue with respect to the Nonredemption Provision is not the powers that the PBCL gives to AMP's board. Rather it is the authority that the statute grants to shareholders to control the ultimate fate of the company and the responsibility of a board of directors to examine all proposals that render it invalid. See pages 3-4, above.

          By enacting the nonredemption provision, the board has, in essence, announced to the AMP shareholders that if they elect new directors, the new AMP board cannot consider any offer until the pill expires, regardless of the merits of any such offer, and regardless of the views of the shareholders. This direct threat to the basic right of shareholder to elect directors of their choosing violates Pennsylvania law.

          B. ALTERNATIVELY, ALLIEDSIGNAL IS ENTITLED TO A PRELIMINARY INJUNCTION AGAINST THE ENFORCEMENT OF THE NONREDEMPTION PROVISION

          If the Court for any reason should decide that there is a dispute as to a material fact that prevents the Court from immediately granting a declaratory judgment, AlliedSignal is entitled to a preliminary injunction enjoining the effectiveness of the nonredemption provision.

          A party seeking a preliminary injunction must demonstrate a likelihood of success on the merits; the prospect of immediate irreparable harm if relief is not granted; that granting relief will not result in greater harm to another party; and that granting relief is in the public interest. Bieros v. Nicola, 857 F. Supp. 445, 446 (E.D. Pa. 1994) (citing Frank's GMC Truck Ctr., Inc. v. GMC, 847 F.2d 100, 102 (3d Cir. 1988)); see also University of Maryland at Baltimore v. Peat, Marwick, Main & Co., 996 F.2d 1534, 1541 (3d Cir. 1993) (a preliminary injunction may be granted upon a showing of the likelihood of success on the merits and a probability of irreparable harm if an injunction is not issued); Opticians Ass'n of America
v. Independent Opticians of America, 920 F.2d 187, 197 (3d Cir. 1990) (the balance of hardships must favor the party requesting the preliminary relief.); ECRI v. McGraw-Hill, Inc., 809 F.2d 223, 226 (3d Cir. 1987).

          As argued above in support of AlliedSignal's motion for summary judgment, there can be no question that AlliedSignal has demonstrated a likelihood of success. We discuss below the threat of irreparable injury to both AlliedSignal and AMP's shareholders, as well as the balance of equities.

          1. ALLIEDSIGNAL AND AMP'S OTHER SHAREHOLDERS WILL SUFFER IRREPARABLE HARM IF THE NONREDEMPTION PROVISION IS NOT ENJOINED

            If the nonredemption provision is not declared invalid or enjoined, both AlliedSignal and the other shareholders of AMP will suffer irreparable injury. The nonredemption provision deprives AlliedSignal of the opportunity to acquire AMP, and it deprives all of AMP's shareholders of the opportunity to sell their shares at a substantial premium to market or to accept any other offer, no matter how beneficial. The AMP board's extreme proposal also illegally destroys the effectiveness of the consent solicitation. The nonredemption provision thereby curtails the power of the shareholders to control the fundamental direction of their company either by electing new directors or by enacting bylaws.

          It is axiomatic that "management subjects shareholders to irreparable harm by denying them the right to vote their shares or unnecessarily frustrating them in their attempt to obtain representation on the board." International Banknote Co. v. Muller, 713 F. Supp. 612, 623 (S.D.N.Y. 1989). [FN16] It is equally established that the opportunity to acquire a company is a unique one, and that the loss of an opportunity to effect a change in corporate control constitutes irreparable harm. [FN17]



[CHECK FOOTNOTE 16]

---------------

16 See also Danaher Corp. v. Chicago Pneumatic Tool Co., No. 86 Civ. 3499, 1986 WL 7001, *14 (S.D.N.Y. Jun. 19, 1986) ("It is well settled in law that corporate management subjects shareholders to irreparable harm by denying them the right to vote their shares and to exercise their rightful control over the corporation."); Shoen v. AMERCO, 885
      F. Supp. 1332, 1352 (D. Nev. 1994) ("The denial or frustration of the right of the shareholders to vote their shares or obtain representation on the board of directors amounts to an irreparable injury.")(citations omitted); EAC Industries Inc. v. Frantz Mfg. Co., CA No. 8003, 1985 del.Ch.LEXIS 464 (Del. Ch Jun. 1985), aff'd, Fed. Sec. L. Rep. (CCH) P. 92,405 (Del.) ("[Shareholders"] continued inability to secure the benefit of its written consents in the face of the defendants' refusal to [recognize the consents] is clear evidence of irreparable injury.").

17 See, e.g., San Francisco Real Estate Investors v. Real Estate Investment Trust of America, 701 F.2d 1000, 1003 (1st Cir. 1983) (loss of opportunity to obtain control of a corporation is irreparable harm); Weeks Dredging & Contracting, Inc. v. American Dredging Co., 451 F. Supp. 468, 479 (E.D. Pa. 1978) (tender offeror showed irreparable injury without preliminary injunction to force target company to correct misleading information to shareholders about the state of its financial affairs); Peabody Holding Co. v. Costain Group PLC, 813 F. Supp. 1402, 1421 (E.D. Mo. 1993) ("Many authorities acknowledge the inherent uniqueness of a company sought to be acquired, and the irreparable harm suffered by the . . . loss of the opportunity to . . . control that business.").

          A decision on the invalidity of the nonredemption provision is necessary prior to the beginning of the consent solicitation process on October 15, 1998, because the presence of the nonredemption provision may significantly impact the outcome of the consent process. Shareholders, aware of the nonredemption provision, will believe that if they vote for AlliedSignal's slate of directors, no directors - neither the newly elected directors nor the incumbent directors - will have the power to redeem the pill. Shareholders who desire to elect AlliedSignal's nominees so that the newly elected directors can redeem the pill and complete the tender offer may be deterred from doing so for fear that no board would thereafter be able to redeem the pill. Others may simply see voting as a futile exercise.

          It was for exactly this reason that the Supreme Court of New York entered a preliminary injunction against a dead hand provision of a poison pill in Bank of New York, 528 N.Y.S.2d at 482: "If the amendment is invalid, its presence is likely to taint the electoral process which a subsequent invalidation by this court will not cure." See also Davis Acquisition Inc. v. NWA Inc., Civ. A. No. 10761, 1989 WL 40845 (Del. Ch. Apr. 25, 1989).

          A preliminary injunction is also necessary where the action in question - here the nonredemption provision - is illegal on its face. See Bank of New York Co. v. Irving Bank Corp., 528 N.Y.S.2d 482, 484 (Sup. Ct. N.Y. County 1988) ("where a provision is illegally adopted in conflict with the statutory law, an injunction is appropriate regardless of the extent of the harm"). [FN18]

---------------

18    See also Commonwealth v. Coward, 489 Pa. 327, 341, 414 A.2d 91, 98
      (1980) ("Where a statute proscribes certain activity, all that need be done is for the court to make a finding that the illegal activity occurred. . . .When the Legislature declares certain conduct to be unlawful it is tantamount in law to calling it injurious to the public. For one to continue such unlawful conduct constitutes irreparable injury.") (citations omitted).

          The nonredemption provision also threatens AMP shareholders who desire to sell their shares for $44.50 with irreparable economic injury. AlliedSignal's offer gives the AMP shareholders the opportunity to realize a premium of more than 55% over the market price of AMP shares before the AlliedSignal offer was announced. Since AlliedSignal's offer, AMP's stock, instead of trading at $28 to $29 per share as it did before the offer, has generally traded in the high $30's. While some shareholders have sold their shares, others have retained them with the hope of realizing $44.50 or more as a result of AlliedSignal's offer.

          If this court were to uphold the nonredemption provision, effectively barring AlliedSignal from proceeding with its offer, and AlliedSignal then terminated its efforts to acquire AMP, there can be no question that the AMP share price would drop significantly in the near term. Indeed, since the time AlliedSignal announced its tender offer, the Dow Jones Industrial Average has declined more than 11% and the S&P 500 stock index has declined more than 9%.

          To be sure, the AMP board has promised the shareholders that they will be better off if they reject the offer and trust management to implement the new profit improvement plan. There is no way, however, that the AMP board can guarantee its prognostications; nor is there any way to indemnify the shareholders if the AMP share price never recovers to $44.50. On the contrary, there is reason to doubt whether the AMP board and management can fulfill its promises. Even the financial advisors to AMP have questioned the ability of AMP to deliver. Consider what Credit Suisse First Boston, in a financial report released just six weeks before AlliedSignal's tender offer and prior to its retention by AMP in connection with the offer, stated:

          If the company does announce a major restructuring initiative, we do not believe that it would have any credibility with the market, given that this would be the third major restructuring in the last 18 months. Until AMP shows signs of getting its act together, investors are better served putting their money elsewhere.

Credit Suisse First Boston Equity Research Report, dated May 19, 1998, App. Ex. C-6.

          The point here is not that AMP management necessarily will fail, but that there is a significant risk that they will fail. If they do, the AMP shareholders will be irreparably injured. As a matter of fundamental equity, as well as the requirements of Pennsylvania law, the decision whether to trust AMP management should be left to the shareholders and should not be made by the AMP board. The shareholders are the ones who risk financial misfortune, and an overwhelming majority of them have said they want to accept AlliedSignal's offer of $44.50 per share.

          Moreover, Pennsylvania law entitles AlliedSignal to an injunction to prevent the fundamental unfairness that would result from the nonredemption provision. Pennsylvania law "implicitly recognizes the right of shareholders to seek an injunction to prevent any proposed corporate plan fraught with fraud or fundamental unfairness." In re Jones & Laughlin Steel Corp., 488 Pa. 524, 532, 412 A.2d 1099, 1103 (1980) (interpreting
PBCL ss. 1105). Fundamental unfairness will be found where a corporation interferes with the voting process effectively to disenfranchise shareholders. Norfolk Southern Corp. v. Conrail, Civ. Act. No. 96-7167 (E.D. Pa. Dec. 17, 1996), App. Ex. A-6 at 69. That is exactly what AMP's board, through the enactment of the nonredemption provision, seeks to do here.

          2. THE BALANCE OF THE EQUITIES TIPS DECIDEDLY IN FAVOR OF ALLIEDSIGNAL AND THE AMP SHAREHOLDERS

          In light of the foregoing, the balance of the equities favors the grant of a preliminary injunction. If, after being preliminarily enjoined, the nonredemption provision ultimately were upheld, AMP would not be harmed by the interim relief because the tender offer or merger could not be consummated before the Court had ample opportunity to hold a hearing, resolve any factual disputes, and reach a final determination.

          Moreover, if the nonredemption provision is preliminarily enjoined, the AMP board still has the same opportunity as AlliedSignal to seek the support of the AMP shareholders. If the AMP board can convince the shareholders that they should trust management to deliver greater value than the $44.50 offered by AlliedSignal, the shareholders will not tender their shares and will not support the consent solicitation.

          AlliedSignal, however, will be severely and irreparably harmed absent the requested relief, because the opportunity to complete the offer and consent solicitation will be lost. Preliminary relief is appropriate where, as here, one party risks severe and irreparable harm unless the court intervenes at this juncture, while the other party does not. See Opticians Ass'n of America v. Independent Opticians of America, 920 F.2d 187, 197 (3d Cir. 1990) (the balance of hardships must favor the party requesting the preliminary relief); Prudential Ins. Co. of Am. v. Stella, Civ. 97-4163, 1998 WL 57505, *9 (E.D. Pa. Feb. 12, 1998) ("the basic purpose behind the task of balancing the hardships to the respective parties is to ensure that the issuance of an injunction would not harm the infringer more than a denial would harm the party seeking the injunction." (quoting Opticians Ass'n, 920 F.2d at 196)); Bank of New York, 528 N.Y.S.2d at 484.

          This is especially true here, where AMP has already unjustifiably taken action to interfere with AlliedSignal's consent solicitation by delaying the record date for 45 days. Compl. P. P. 48-53. AMP should not be allowed to take advantage of that delay to work further mischief.

          3.    A PRELIMINARY INJUNCTION IS IN THE PUBLIC INTEREST

          Finally, a preliminary injunction would serve the public interest. By ensuring that AMP's board does not deprive shareholders of their right to decide for themselves whether to support AlliedSignal's offer and proposed merger or some other acquisition of AMP, the injunction protects the public's interest in safeguarding the fundamental principle of corporate democracy that shareholders have the right to exercise their vote freely and without manipulation by an entrenched board of directors. This public interest is explicitly recognized in the PBCL and Pennsylvania decisions. See Section I.A.1, above.

II. THE AMP BOARD SHOULD BE PRELIMINARILY ENJOINED FROM TAKING ANY FURTHER ACTION THAT WOULD AS A PRACTICAL MATTER RENDER THE SHAREHOLDER VOTE ON THE CONSENT SOLICITATION MEANINGLESS

          As a result of the AMP board's amendment adding the nonredemption provision to the poison pill, AlliedSignal amended its consent solicitation to afford the shareholders an alternate way to decide for themselves whether AMP should be sold. AlliedSignal's new Shareholder Rights Proposal, added to the consent solicitation on September 14, 1998, would amend AMP's bylaws to remove responsibility for AMP's Poison Pill from AMP's board and place it in the hands of Rights Agreement Managing Agents. The Rights Agreement Managing Agents would amend the poison pill to make it inapplicable to any offer as a result of which the offeror would own a majority of AMP's shares, thereby guaranteeing to the shareholders the right to determine whether AMP should be sold, as well as the right to choose between any competing offers available.

          AlliedSignal's Shareholder Rights Proposal is explicitly authorized by AMP's own Articles and bylaws, as well as by the PBCL. This reflects a recognition of the shareholders' right to exercise their ultimate authority over a corporation through bylaws adopted by the shareholders. Article VII of the AMP Articles provides that "[e]xcept as otherwise provided by statute or by these Articles of Incorporation as the same may be amended from time to time or by Bylaws as the same may be amended from time to time, all corporate powers may be exercised by the Board of Directors." [FN19] Similarly, Section 1721 of the PBCL provides that any of the powers granted to a business corporation may be exercised by the board unless the shareholders decide otherwise:

---------------

19 See also bylaws ss. 9.1 ("The shareholders or the Board may adopt new bylaws. . . and the Board may not alter or repeal any bylaw adopted by shareholders which prescribes that such bylaw shall not be altered or repealed by the Board."). Moreover, the PBCL expressly provides that shareholders entitled to vote shall have the power to adopt, amend and repeal the bylaws of a business corporation. PBCL ss.1504(a).

            Unless otherwise provided by statute or in a bylaw adopted by the shareholders, all powers enumerated in section 1502 (relating to general powers) and elsewhere in this subpart or otherwise vested by law in a business corporation shall be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of a board of directors.

PBCL ss.1721 (emphasis added). The Pennsylvania statute further states that even if the PBCL itself grants powers to a board of directors, the shareholders can confer such powers upon another person or group of persons rather than the board:

          If any such provision is made in the bylaws, the powers and duties conferred or imposed upon the board of directors by this subpart shall be exercised or performed to such extent and by such person or persons as shall be provided in the bylaws.

PBCL ss.1721 (emphasis added). The Amended Committee Comment to Section 1721 emphasizes the flexibility given to shareholders by this section, explaining that "[t]he persons who perform some or all of the duties of the board of directors may be designated `trustees,' `agents,' `managers,' or `managing directors,' and they may be selected in ways other than the traditional election by the shareholders."

          This is exactly what the Shareholder Rights Proposal would do with respect to AMP's poison pill - place the responsibility for the poison pill in the hands of individuals other than the board. Indeed, under
Section 1721, the shareholders could do away with the board entirely and place all of its powers in the hands of another group of persons if they so choose: "[t]he board of directors is the traditional form of corporate governance but this section provides it is not the exclusive form." Amended Committee Comment to Section 1721. In short, Article VII of AMP's Articles, as authorized by the PBCL, allows shareholders to decide who should exercise the powers initially given to the board by the statute. [FN20]

---------------

20 One of the few courts to examine the issue of a shareholder bylaw regarding a poison pill has found such a bylaw to be valid. International Brotherhood of Teamsters General Fund v. Fleming Cos., Inc., No. Civ-96-1650-A, 1997 U.S. Dist. LEXIS 2980 (W.D. Okla. Jan. 24, 1997). In the Fleming case, a shareholder proposed a bylaw that required the Fleming board to redeem its poison pill and obtain shareholder approval before adopting any new pill. Upholding the validity of the proposed bylaw under Oklahoma law (which parallels Delaware, not Pennsylvania law), the court recognized that, although boards may adopt poison pills, they cannot deprive shareholders of ultimate control. Id. at *2. In fact, the bylaw approved by the Oklahoma District Court was significantly more invasive of the authority of a board of directors than the Shareholder Rights Proposal at issue here. Whereas the Fleming bylaw required the board to redeem the poison pill, the bylaw proposed here by AlliedSignal would simply transfer authority over the pill to three agents of the shareholders who would amend the poison pill to provide that it will not apply to an offer supported by AMP's shareholders, but otherwise leave the pill intact. Given that (i) the bylaw amendment in the Shareholder Rights Proposal is less intrusive than that in Fleming, and (ii) Pennsylvania law, unlike either Oklahoma or Delaware law, explicitly authorizes shareholder bylaws, there can be no doubt that the Shareholder Rights Proposal is valid.

      In Invacare Corp. v. Healthdyne Technologies, Inc., 968 F. Supp. 1578 (N.D. Ga. 1997), the Georgia District Court ruled that Georgia corporate law section 14-2-624(c), which gives Georgia boards "sole discretion" over shareholder rights plans, barred a shareholder bylaw seeking to force the board to get rid of the poison pill. Based as it was on the explicit "sole discretion" language of the Georgia statute and other provisions which have no counterpart in the PBCL, that decision is irrelevant here.

          Based upon the AMP board's response to AlliedSignal's original consent solicitation, it is reasonable to conclude that the board will go to any length necessary, including actions that are clearly ultra vires, to deprive shareholders of their right to cast a meaningful vote and determine the future of the company they own. For the reasons stated in Section I.B.1, above, such action by the board threatens both AlliedSignal and the AMP shareholders with irreparable injury. Since the balance of equities also favors the entry of a preliminary injunction, the AMP board, pending AlliedSignal's amended consent solicitation, should be enjoined from amending the AMP bylaws or the poison pill or taking any other action that would, as a practical matter, make the shareholder vote on AlliedSignal's consent solicitation meaningless.

                                 CONCLUSION

          For the foregoing reasons, AlliedSignal respectfully requests that the Court grant its motion for (1) summary judgment declaring that the nonredemption provision is invalid or, alternatively, a preliminary injunction enjoining the effectiveness of the nonredemption provision; and
(2) a preliminary injunction prohibiting the AMP board of directors from amending the AMP bylaws or poison pill or taking any other action that would, as a practical matter, make the shareholder vote on AlliedSignal's consent solicitation meaningless, or would delay the record date beyond October 15, 1998.

                                  Respectfully submitted,

                                   /s/ Alexander R. Sussman
                                  -------------------------------
                                  Alexander R. Sussman
                                  Barry G. Sher
                                  Rana Dershowitz
                                  Fried, Frank, Harris, Shriver & Jacobson
                                  One New York Plaza
                                  New York, NY  10004
                                  (212) 859-8000


                                                and



                                   /s/ Mary A. McLaughlin
                                  -------------------------------
                                  Mary A. McLaughlin
                                  George G. Gordon
                                  Dechert, Price & Rhoads
                                  4000 Bell Atlantic Tower
                                  1717 Arch Street
                                  Philadelphia, PA  19103
                                  (215) 994-4000

                                  Attorneys for AlliedSignal Inc.

DATED:  September 14, 1998